Exhibit 10.25

JPMORGAN CHASE & CO. 2005 LONG-TERM INCENTIVE PLAN

FORM OF TERMS AND CONDITIONS OF JANUARY 22, 2008

STOCK APPRECIATION RIGHTS

Award Agreement

These terms and conditions are made part of the Award Agreement dated as of January 22, 2008 (“Grant Date”) awarding Stock Appreciation Rights pursuant to the terms of the JPMorgan Chase & Co. 2005 Long-Term Incentive Plan (“Plan”). To the extent the terms of the Award Agreement (all references to which will include these terms and conditions) conflict with the Plan, the Plan will govern. The Award Agreement, the Plan and Prospectus supersede any other agreement, whether written or oral, that may have been entered into by the Firm and you relating to this award.

The grant of this award is contingent upon your acceptance of this Award Agreement. Unless you decline by the deadline and in the manner specified in the Award Agreement, you will have accepted this award and be bound by these terms and conditions, effective as of the Grant Date. If you decline the award, the award will not become effective and will be cancelled as of the Grant Date.

Capitalized terms that are not defined in the Award Agreement will have the same meaning as set forth in the Plan.

JPMorgan Chase & Co. will be referred to throughout the Award Agreement as “JPMorgan Chase,” and together with its subsidiaries as the “Firm.”

Form and Purpose of Award

Stock Appreciation Rights represent the right, following exercise, to receive (without payment), a number of shares of JPMorgan Chase Common Stock, the Fair Market Value of which, as of the date of exercise, is equal to the excess of the Fair Market Value of one share of such Common Stock on such exercise date over the Exercise Price, multiplied by the number of Stock Appreciation Rights being exercised. The Firm will retain from each distribution the number of shares of Common Stock required to satisfy tax withholding obligations.

The purpose of this award is to motivate your future performance and to align your interests with those of the Firm and its shareholders.

Exercisable Dates/ Expiration Date

Your award will become exercisable on the “Exercisable Dates” set forth in your Award Agreement, provided that you are continuously employed by the Firm from the date of grant through the relevant Exercisable Date or you meet the requirements to allow your award to remain outstanding upon termination of employment as described below. Your award will remain exercisable until the earlier of the tenth anniversary of the Grant Date (the “Expiration Date”) or the date the award is cancelled pursuant to this Award Agreement. No Stock Appreciation Right may be exercised after its Expiration Date.

Termination of Employment

Except as explicitly set forth below under “Job Elimination,” “Full Career Eligibility” and “Death or Total Disability,” any Stock Appreciation Rights outstanding under this award will be cancelled effective on the date your employment with the Firm terminates for any reason.

•       Job Elimination:

In the event that the Director Human Resources of the Firm or his nominee in his sole discretion determines that the Firm terminated your employment because your job was eliminated, and provided that you continue to provide services in a cooperative and professional manner as requested by the Firm until the date your employment terminates, then any Stock Appreciation Rights that were exercisable on your termination date will remain exercisable for the ninety-day period immediately following your termination date, but in no event beyond the Expiration Date.

You must timely execute and deliver a release of claims in favor of the Firm, having such form and terms as the Firm shall specify, to have all or any portion of your award remain exercisable for such ninety-day period. If you fail to return the required release within the specified deadline, your outstanding Stock Appreciation Rights will be cancelled.

January 22, 2008 Stock Appreciation Rights (continued)

•      Full Career Eligibility:

Any Stock Appreciation Rights that were exercisable as of the date of your employment termination will remain exercisable for a two year period following your termination date but in no event beyond the Expiration Date in the event that:

•       you leave the Firm voluntarily, have completed at least five years of continuous service with the Firm immediately preceding your termination date, and

•       the sum of your age and Recognized Service (as defined below) on your date of termination equals or exceeds 60, and

•       you provide at least 90 days advance written notice to the Firm of your intention to voluntarily terminate your employment under this provision during which notice period you provide such services as requested by the Firm in a cooperative and professional manner and you do not perform any services for any other employer, and

•       for the two year period following your termination date, you do not (i) perform services in any capacity (including self-employment) for a Financial Services Company or (ii) work in your profession (whether or not for a non-Financial Services Company); provided that you may work for a government, education or Not-for-Profit Organization (as defined below).

After receipt of such advance written notice, the Firm may choose to have you continue to provide services during the 90-day period, or may place you on a paid leave for all or a part of the 90-day period. You and the Firm may mutually agree to shorten the length of the 90-day notice period, but to a date no earlier than the date you would otherwise meet the age and service requirement.

Additional advance notice requirements may apply in certain business units (or equivalent organizational unit or department). (See “Special Notice Period” below.)

You will be required to timely execute and deliver a release of claims in favor of the Firm, having such form and terms as the Firm shall specify, to have all or any portion of your award remain exercisable after the termination of your employment and you must certify compliance with the above requirements on a form provided by the Firm in connection with exercise.

With respect to full career eligibility, you must notify JPMorgan Chase in writing if you perform services for any party or if you are self-employed following the date of your termination of employment.

•      Death or Total Disability:

If you die while employed by the Firm, or in the event your employment terminates as a result of your permanent and total disability as defined in the JPMorgan Chase & Co. Long Term Disability Plan (or for non-U.S. employees the equivalent local country plan), then any Stock Appreciation Rights that were exercisable as of the date of your termination will remain exercisable for a two year period following your termination date but in no event beyond the Expiration Date. You must notify JPMorgan Chase in writing if you perform services for any party or if you are self-employed following the date of your termination of employment. In the case of death, your beneficiary is the designated beneficiary on file with the Human Resources Department, or if no beneficiary has been designated or survives you, then your estate.

Any Stock Appreciation Rights that are not exercised within the applicable two year period set forth above will be cancelled.

•      Termination for Cause:

In the event your employment is terminated for Cause (as defined below), or in the event that the Firm determines after the termination of your employment that your employment should have been terminated for Cause, any outstanding Stock Appreciation Rights will be cancelled and you may be required to return to the Firm the value of certain shares previously delivered to you. See “Remedies” for additional information.

Restriction on Disposition of Shares Derived from an Exercise Under this Award

If you exercise any part of your award before the fifth anniversary of the Grant Date, then you may not sell, assign, transfer, pledge or encumber the net number of shares of Common Stock derived from such exercise until the fifth anniversary of the Grant Date. Notwithstanding the foregoing, this restriction on disposition and transfer of shares shall not apply to your beneficiary in the event of your death.

January 22, 2008 Stock Appreciation Rights (continued)

Your Obligations	As consideration for the grant of this award, you agree to comply with and be bound by the following:

• Non-Solicitation of Employees and Customers:

During your employment by the Firm and for one year following the termination of your employment, you will not directly or indirectly, whether on your own behalf or on behalf of any other party, without the prior written consent of the Director Human Resources of JPMorgan Chase: (i) solicit, induce or encourage any of the Firm’s then current employees to leave the Firm or to apply for employment elsewhere; (ii) hire any employee or former employee who was employed by the Firm at the date your employment terminated, unless the individual’s employment terminated more than six months before the date of hire or because his or her job was eliminated; or (iii) solicit or induce or attempt to induce to leave the Firm, or divert or attempt to divert from doing business with the Firm, any then current customers, suppliers or other persons or entities that were serviced by you or whose names became known to you by virtue of your employment with the Firm, or otherwise interfere with the relationship between the Firm and such customers, suppliers or other persons or entities. This does not apply to publicly known institutional customers that you service after your employment with the Firm without the use of the Firm’s confidential or proprietary information.

These restrictions do not apply to authorized actions you take in the normal course of your employment with the Firm, such as employment decisions with respect to employees you supervise or business referrals in accordance with the Firm’s policies.

• Confidential Information:

You may not, either during your employment with the Firm or thereafter, directly or indirectly use or disclose to anyone any confidential information related to the Firm’s business, except as explicitly permitted by the JPMorgan Chase Code of Conduct and applicable policies or law or legal process. “Confidential information” shall have the same meaning for the Award Agreement as it has in the JPMorgan Chase Code of Conduct.

• Non-Disparagement:

You may not, either during your employment with the Firm or thereafter, make or encourage others to make any public statement or release any information that is intended to, or reasonably could be foreseen to, embarrass or criticize the Firm or its employees, directors or shareholders as a group. This shall not preclude you from reporting to the Firm’s management or directors or to the government or a regulator conduct you believe to be in violation of the law or the Firm’s Code of Conduct or responding truthfully to questions or requests for information to the government, a regulator or in a court of law in connection with a legal or regulatory investigation or proceeding.

• Compliance with Award Agreement:

You agree that you will provide the Firm with any information reasonably requested to determine compliance with the Award Agreement, and you authorize the Firm to disclose the terms of the Award Agreement to any third party who might be affected thereby, including your prospective employer.

• Special Notice Period:

If you are a managing director, executive director or vice president (or comparable title) of a business unit or equivalent organizational unit or department (“business unit”) that requires as a condition of your continued employment that you provide advance written notice (“Special Notice Period”) of your intention to terminate your employment for any reason, then as consideration for this Award, you shall provide the Firm advance written notice of your election to terminate your employment as specified by such business unit. In business units that require this Special Notice Period, the current notice period is 90 days for managing directors (or comparable title), 60 days for executive directors (or comparable title) and 30 days for vice presidents (or comparable title). Please note that in some cases, individuals may have specific agreements providing for longer notice periods than those stated above. In those cases, the longer notice period shall apply.

After receipt of such notice, the Firm may choose to have you continue to provide services during the applicable Special Notice Period or may place you on a paid leave for all or part of the applicable Special Notice Period. During the Special Notice Period, you shall continue to devote your full time and loyalty to the Firm by providing services in a cooperative and

January 22, 2008 Stock Appreciation Rights (continued)

professional manner and not perform any services for any other employer and shall receive your base salary and certain benefits until your employment terminates.

You and the Firm may mutually agree to waive or modify the length of the Special Notice Period. Notwithstanding the foregoing, regardless of your title, you must comply with the 90-day advance notice period in the event you wish to terminate employment under the Full Career Eligibility provision.

Remedies

In addition to the cancellation of the award as provided for in “Termination of Employment” and “Termination for Cause,” if the Firm in its sole discretion determines that (i) you are not in compliance with any of the advance notice/cooperation requirements or employment restrictions applicable to your termination of employment, or (ii) you have not returned the applicable release of claims or other documents specified above within the required deadline, or (iii) you violated any of the provisions as set forth above in “Your Obligations,” all outstanding Stock Appreciation Rights under your award and any shares that are subject to the restriction on disposition of shares described above will be immediately cancelled.

In addition, if you received shares under this award resulting from an exercise during the one year prior to (i) the violation of any of the provisions as set forth above in “Your Obligations” or (ii) the termination of your employment for “Cause” as described under “Termination for Cause,” you will be required to pay the Firm liquidated damages by returning to the Firm an amount equal to the gain on exercise (as of the exercise date), less withholding taxes. Payment may be made in shares of Common Stock or in cash.

You agree that this payment will be liquidated damages and is not to be construed in any manner as a penalty. You acknowledge that a violation or attempted violation of the obligations set forth herein will cause immediate and irreparable damage to the Firm, and therefore agree that the Firm shall be entitled as a matter of right to an injunction, from any court of competent jurisdiction, restraining any violation or further violation of such obligations; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies the Firm may have under law or equity. In any action or proceeding by the Firm to enforce the terms and conditions of this Award Agreement where the Firm is the prevailing party, the Firm shall be entitled to recover from you its reasonable attorneys’ fees and expense incurred in such action or proceeding.

Not a Shareholder Until Exercise

You shall not be deemed for any purpose to be or have rights as a shareholder of JPMorgan Chase with respect to the shares of Common Stock subject to Stock Appreciation Rights until such Stock Appreciation Rights are exercised. No adjustments shall be made for cash dividends or distributions or other rights for which the record date is prior to the date you become a shareholder of record of JPMorgan Chase. Shares upon exercise will be issued in accordance with JPMorgan Chase’s procedures for issuing stock.

Administrative Provisions

Binding Agreement: The Award Agreement will be binding upon any successor in interest to JPMorgan Chase, by merger or otherwise.

Not a Contract of Employment: Nothing contained herein constitutes a contract of employment or continued employment. Employment is at-will and may be terminated by either you or JPMorgan Chase for any reason at any time. This award does not confer any right or entitlement to, nor does the award impose any obligation on the Firm to provide, the same or any similar award in the future.

Exercise Procedures/Withholding Taxes: The exercise of Stock Appreciation Rights shall be in accordance with the Firm’s procedures for exercises of such awards. The date of exercise shall be the date when the properly completed notice of exercise is received and accepted by the Firm or its designee in accordance with the Firm’s procedures. If, according to local country tax regulations, a withholding tax liability arises at a time after the date of exercise, JPMorgan Chase may implement any procedures necessary to ensure that the withholding obligation is fully satisfied, including, but not limited to, restricting transferability of the shares.

January 22, 2008 Stock Appreciation Rights (continued)

Assignment or Transfer: Except as provided in the next succeeding sentence, Stock Appreciation Rights shall not be assignable or transferable or subject to any lien, obligation or liability. You may make a gift of unexpired, unexercised Stock Appreciation Rights, subject to the Firm’s prior consent, to an immediate family member or a trust (or similar vehicle) for the benefit of these immediate family members (or beneficiaries) as defined below. JPMorgan Chase may condition its prior consent to receipt of an agreement by you and proposed transferee containing such terms and conditions and undertakings as JPMorgan Chase deems appropriate in its sole and absolute discretion. No attempted transfer will be valid without the Firm’s prior consent. “Immediate family members” include your parents, parents-in-law, children (including adopted children), grandchildren, and siblings or a trust exclusively for the benefit of one or more of these immediate family members. Your spouse is an Immediate Family Member but only if Stock Appreciation Rights are transferred to a trust (or similar vehicle) for the benefit of such spouse, which trust includes one or more other Immediate Family Members as beneficiaries.

Cancellation/Substitution: JPMorgan Chase may, in its sole discretion and for any reason, cancel outstanding unexercised Stock Appreciation Rights and substitute an equal number of non-qualified stock options to purchase the same number of shares of common stock of JPMorgan Chase represented by the cancelled Stock Appreciation Rights. Such substituted options shall have the same exercise price, Expiration Date and other terms and conditions that were applicable to the Stock Appreciation Rights; provided that the method of exercise and the payment of exercise price, as well as the method of payment of withholding taxes, may be changed by JPMorgan Chase.

Change in Outstanding Shares: In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, issuance of a new class of common stock, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to stockholders of Common Stock other than regular cash dividends, the Committee will make an equitable substitution or proportionate adjustment, in the number or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan and to any Stock Appreciation Rights (including but not to limited to their Exercise Price) outstanding under this award for such corporate events.

Interpretation/Administration: The Director Human Resources has sole and complete authority to interpret and administer this Award Agreement, including, without limitation, the power to (i) interpret the Plan and the terms of this Award Agreement; (ii) determine the reason for termination of employment and application of the post-employment obligations; (iii) decide all claims arising with respect to this Award; and (iv) delegate such authority as he deems appropriate. Any determination by the Director Human Resources shall be binding on all parties.

Notwithstanding anything herein to the contrary, the Firm’s determinations under the Plan and the Award Agreements are not required to be uniform. By way of clarification, the Firm shall be entitled to make non-uniform and selective determinations and modifications under Award Agreements and the Plan.

Amendment: The Firm by action of its Director Human Resources reserves the right to amend this Award Agreement at any time and for any reason before a change in control of JPMorgan Chase, as such term is defined by the Board from time to time. After a change in control of JPMorgan Chase, this Award Agreement may not be amended in any way that is adverse to your interests without your prior written consent. This Award Agreement may not be amended except in writing signed by the Director Human Resources JPMorgan Chase.

Severability: If any portion of the Award Agreement is found to be unenforceable, any court of competent jurisdiction may reform the restrictions (e.g. as to length of service, geographical area or scope) to the extent required to make the provision enforceable under applicable law.

January 22, 2008 Stock Appreciation Rights (continued)

Governing Law: By accepting this award, you are agreeing (i) to the extent not preempted by federal law, the laws of the state of New York (without reference to conflict of law principles) will apply to the award and the Plan, and (ii) to waive the right to a jury trial with respect to any judicial proceeding brought in connection with this award.

Definitions

“Cause” means a determination by the Firm that your employment terminated as a result of your (i) violation of any law, rule or regulation (including rules of self-regulatory bodies) related to the Firm’s business; (ii) indictment or conviction of a felony; (iii) commission of a fraudulent act; (iv) violation of the JPMorgan Code of Conduct or other Firm policies or misconduct related to your duties to the Firm (other than an immaterial and inadvertent violation or misconduct); (v) failure to perform satisfactorily the duties associated with your job function or to follow reasonable directives of your manager; or (vi) any act or failure to act that is or might reasonably be expected to be injurious to the interests of the Firm or its relationship with a customer, client or employee.

“Financial Services Company” means a business enterprise that employs you in any capacity (as an employee, contractor, consultant, advisor, self-employed individual, etc. whether paid or unpaid) and engages in:

•     commercial or retail banking, including, but not limited to, commercial, institutional and personal trust, custody and/or lending and processing services, originating and servicing mortgages, issuing and servicing credit cards;

•     insurance, including but not limited to, guaranteeing against loss, harm damage, illness, disability or death, providing and issuing annuities, acting as principal, agent or broker for purpose of the forgoing;

•     financial, investment or economic advisory services, including but not limited to, investment banking services (such as advising on mergers or dispositions, underwriting, dealing in, or making a market in securities or other similar activities), brokerage services, investment management services, asset management services, and hedge funds;

•     issuing, trading or selling instruments representing interests in pools of assets or in derivatives instruments;

•     advising on, or investing in, private equity or real estate; or

•     any similar activities that JPMorgan Chase determines in its sole discretion constitutes financial services.

“Not-for-Profit Organization” means an entity exempt from tax under state law and under Section 501(c)(3) of the Internal Revenue Code. Section 501(c)(3) includes entities organized and operated exclusively for religious, charitable, scientific, testing for public safety, literary or educational purposes, or to foster national or international amateur sports competition or for the prevention of cruelty to children or animals.

“Recognized Service” means the period of service as an employee set forth in the Firm’s applicable service-related policies.